Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS

SECOND QUARTER FISCAL 2010 RESULTS

•                  Net sales for second quarter fiscal 2010 were $313.1 million

•                  Income from continuing operations for second quarter fiscal 2010 was $20.7 million, or $1.25 per diluted share

•                  Net income for second quarter fiscal 2010 was $19.5 million, or $1.17 per diluted share

•                  Cash flow from operations for second quarter fiscal 2010 increased 25% to $40.8 million

Wayne, PA — October 26, 2009 — Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the second quarter of the fiscal year ending March 31, 2010 totaled $313.1 million, a three percent decrease from last year’s second quarter net sales of $323.4 million.  Income from continuing operations for the second quarter of fiscal year 2010 was $20.7 million, or $1.25 per diluted share, versus $25.1 million, or $1.51 per diluted share, for the second quarter of the prior year.  Net income for the second quarter of fiscal year 2010 was $19.5 million, or $1.17 per diluted share, versus $24.0 million, or $1.44 per diluted share, for the second quarter of the prior year.  The number of shares used in computing diluted earnings per share for the second quarter of fiscal year 2010 was 16.6 million shares.  During the quarter, the company generated $40.8 million of cash flow from operations.  The results for the quarter included $1.5 million of incremental non-cash interest expense associated with the adoption of APB 14-1, which required a change in the accounting for convertible debt interest, and approximately $1.0 million of start up costs related to the Mexican facility.  Prior year period results were also restated to reflect the adoption of APB 14-1, resulting in an incremental $1.6 million of interest expense over the previously reported amount.

Net sales for the first six months of fiscal year 2010 were $629.3 million, a two percent decrease from net sales of $643.9 million last fiscal year.  Income from continuing operations for the first six months of fiscal year 2010 was $42.2 million, or $2.54 per diluted share.  Net income for the first six months of fiscal 2010 was $37.5 million, or $2.26 per diluted share.  During the six months ended September 30, 2009, the company generated $73.3 million of cash flow from operations.

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Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $256.4 million compared to $257.6 million in the prior year period.  Organic sales decreased ten percent over the prior year due to the continued decline in the business jet market, program delays particularly on the Boeing 787 aircraft and the softening of the regional jet market.  Operating income for the second quarter of fiscal year 2010 was $39.1 million, compared to $46.5 million for the prior year period.  Operating income for the quarter included $1.2 million of legal expenses associated with the ongoing trade secret litigation.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $57.3 million compared to $66.5 million in the prior year, a decrease of fourteen percent primarily due to lower passenger and freight traffic and the continued effects of airline inventory de-stocking.  Operating income for the second quarter of fiscal year 2010 was $3.5 million, compared to $2.9 million for the prior year period, a twenty percent increase.  Operating performance at the Phoenix APU businesses improved to a small profit for the quarter.

Outlook

Commenting on the company’s performance and its outlook, Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “In light of current market conditions, we are pleased with our performance in our second quarter.  We continue to control costs and strengthen our balance sheet with strong cash generation and working capital management. Despite the uncertain and inconsistent operating environment, we continue to see opportunities for our company to grow and improve, such as the recently announced development award on the Sikorsky CH-53K aircraft.”

“Based on current projected aircraft production rates and our existing share count, we are maintaining our prior guidance that earnings per share from continuing operations for the current fiscal year will be approximately $5.00 per diluted share.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2010 second quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from October 27th until November 3rd by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1404070.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future aerospace market conditions, the impact of new contracts, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2010.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and

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could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 4 PAGES

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$313,139	$323,391	$629,269	$643,947

Operating income	37,128	42,714	74,998	86,042

Interest expense and other	5,501	4,611	10,827	9,579
Gain on early extinguishment of debt	(39)	0	(39)	0
Income tax expense	10,948	13,027	21,971	26,352

Income from continuing operations	20,718	25,076	42,239	50,111
Loss from discontinued operations, net of tax	(1,267)	(1,093)	(4,749)	(2,296)

Net income	$19,451	$23,983	$37,490	$47,815

Earnings per share - basic:

Income from continuing operations	$1.26	$1.53	$2.57	$3.06
Loss from discontinued operations	$(0.08)	$(0.07)	$(0.29)	$(0.14)
Net income	$1.18	$1.46	$2.28	$2.92

Weighted average common shares outstanding - basic	16,464	16,386	16,448	16,379

Earnings per share - diluted:

Income from continuing operations	$1.25	$1.51	$2.54	$3.02
Loss from discontinued operations	$(0.08)	$(0.07)	$(0.29)	$(0.14)
Net income	$1.17	$1.44	$2.26 *	$2.88

Weighted average common shares outstanding - diluted	16,637	16,607	16,618	16,619

Dividends declared and paid per common share	$0.04	$0.04	$0.08	$0.08

*  Difference due to rounding.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	September 30,	March 31,
	2009	2009
Assets
Cash	$26,973	$14,478
Accounts receivable, net	182,011	209,463
Inventory	394,089	389,348
Rotable assets	26,393	25,652
Deferred income taxes	1,628	1,727
Assets held for sale	23,436	27,695
Prepaid income taxes	2,650	4,434
Prepaid expenses and other	8,852	6,021
Current assets	666,032	678,818

Property and equipment, net	326,320	332,467
Goodwill	465,211	459,541
Intangible assets, net	101,877	108,350
Other	15,118	12,031

Total assets	$1,574,558	$1,591,207

Liabilities & Stockholders’ Equity

Accounts payable	$89,632	$103,711
Accrued expenses	96,174	109,580
Liabilities related to assets held for sale	2,758	4,283
Current portion of long-term debt	92,504	89,085
Current liabilities	281,068	306,659

Long-term debt, less current portion	330,094	370,311
Income taxes payable, non-current	2,962	2,917
Deferred income taxes and other	126,277	121,935

Stockholders’ Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 16,824,737 and 16,763,984 shares issued	16	16
Capital in excess of par value	314,059	312,256
Treasury stock, at cost, 159,038 and 174,417 shares	(8,727)	(9,785)
Accumulated other comprehensive loss	4,425	(2,233)
Retained earnings	524,384	489,131
Total stockholders’ equity	834,157	789,385

Total liabilities and stockholders’ equity	$1,574,558	$1,591,207

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales:
Aerospace Systems	$256,421	$257,569	$516,394	$515,801
Aftermarket Services	57,313	66,481	115,097	129,449
Elimination of inter-segment sales	(595)	(659)	(2,222)	(1,303)
	$313,139	$323,391	$629,269	$643,947

Operating income (loss):
Aerospace Systems	$39,086	$46,515	$80,931	$92,585
Aftermarket Services	3,481	2,896	5,904	6,783
Corporate	(5,439)	(6,697)	(11,837)	(13,326)
	$37,128	$42,714	$74,998	$86,042

Depreciation and amortization:
Aerospace Systems	$10,888	$8,787	$21,590	$17,390
Aftermarket Services	3,182	3,532	6,439	7,035
Corporate	227	66	344	133
	$14,297	$12,385	$28,373	$24,558

Capital expenditures:
Aerospace Systems	$5,959	$8,757	$11,471	$17,911
Aftermarket Services	730	827	1,760	2,974
Corporate	283	425	814	487
	$6,972	$10,009	$14,045	$21,372

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	September 30,	March 31,
	2009	2009

Calculation of Net Debt
Current portion	$92,504	$89,085
Long-term debt	330,094	370,311
Total debt	422,598	459,396
Less: Cash	26,973	14,478
Net debt	$395,625	$444,918

Calculation of Capital
Net debt	$395,625	$444,918
Stockholders’ equity	834,157	789,385
Total capital	$1,229,782	$1,234,303

Percent of net debt to capital	32.2%	36.0%

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